Exhibit 99.1

AVEANNA HEALTHCARE HOLDINGS ANNOUNCES

FOURTH QUARTER AND FULL YEAR 2024 FINANCIAL RESULTS AND 2025 OUTLOOK

•
Fourth Quarter Revenue was $519.9 million, an 8.6% increase over the prior year period
o
Gross margin increased 15.7% to $171.7 million compared to Q4 2023
•
Fourth Quarter Net income was $29.2 million compared to net loss of $25.7 million for the comparable prior year period
o
Adjusted Net income was $11.1 million, an increase of $14.3 million compared to Q4 2023
•
Adjusted EBITDA for Q4 2024 was $55.2 million, a 42.8% increase as compared to Q4 2023
•
Full Year 2025 Revenue guidance between $2.10 - $2.12 billion
o
Full Year 2025 Adjusted EBITDA guidance between $190 - $194 million

Atlanta, Georgia (March 13, 2025) – Aveanna Healthcare Holdings Inc. (NASDAQ: AVAH), a leading, diversified home care platform focused on providing care to medically complex, high-cost patient populations, today announced financial results for the three-month period and fiscal year December 28, 2024.

Jeff Shaner, Chief Executive Officer, commented, “Our fourth quarter results reflect an exceptional year of transformation at Aveanna. This quarter showed positive operating and financial results, highlighted by revenue and adjusted EBITDA growth of 8.6% and 42.8%, respectively, when compared to the prior year period. Additionally, our performance for the fiscal year exceeded expectations, with over $2 billion in revenue, and adjusted EBITDA exceeding $183 million. These results are underpinned by the unwavering commitment of our Aveanna clinicians, associates, and leaders, and I am immensely proud of our dedicated team at Aveanna. Looking forward to 2025, we look to build on these results by continuing to enhance our government and payor partnerships while leveraging our unique care platform. We look forward to delivering even more cost-effective, high-quality care in the home in 2025.”

Three-Month Periods Ended December 28, 2024 and December 30, 2023

Revenue was $519.9 million for the three-month period ended December 28, 2024, as compared to $478.8 million for the three-month period ended December 30, 2023, an increase of $41.0 million, or 8.6%. The overall increase in revenue was attributable to a $38.7 million increase in Private Duty Services (“PDS”) segment revenue, a $2.0 million increase in Medical Solutions ("MS") segment revenue, and a $0.3 million increase in Home Health & Hospice (“HHH”) segment revenue over the comparable quarter.

Gross margin was $171.7 million, or 33.0% of revenue, for the three-month period ended December 28, 2024, as compared to $148.4 million, or 31.0% of revenue, for the three-month period ended December 30, 2023, an increase of $23.3 million, or 15.7%.

Net income was $29.2 million for the fourth quarter of 2024, as compared to net loss of $25.7 million for the fourth quarter of 2023. Net income per diluted share was $0.14 for the fourth quarter of 2024, as compared to net loss per diluted share of $(0.13) for the fourth quarter of 2023. Adjusted net income per diluted share was $0.05 for the fourth quarter of 2024, as compared to adjusted net loss per diluted share of $(0.02) for the fourth quarter of 2023. See "Non-GAAP Financial Measures - Adjusted net income (loss) and Adjusted net income (loss) per diluted share" below.

Adjusted EBITDA was $55.2 million, or 10.6% of revenue, for the fourth quarter of 2024, as compared to $38.7 million, or 8.1% of revenue, for the fourth quarter of 2023, an increase of $16.5 million or 42.8%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Year Ended December 28, 2024 and December 30, 2023

Revenue was $2,024.5 million for the fiscal year ended December 28, 2024, as compared to $1,895.2 million for the fiscal year ended December 30, 2023, an increase of $129.3 million, or 6.8%. The overall increase in revenue was attributable to a $115.8 million increase in PDS segment revenue and a $14.3 million increase in MS segment revenue, offset by a $0.8 million decrease in HHH segment revenue over the comparable period.

Gross margin was $635.5 million, or 31.4% of revenue, for the fiscal year ended December 28, 2024, as compared to $595.4 million, or 31.4% of revenue, for the fiscal year ended December 30, 2023, an increase of $40.1 million, or 6.7%.

Net loss was $10.9 million for the fiscal year ended December 28, 2024, as compared to net loss of $134.5 million for the fiscal year ended December 30, 2023. Net loss per diluted share was $(0.06) for the fiscal year ended December 28, 2024, as compared to net loss per diluted share of $(0.71) for the fiscal year ended December 30, 2023. Adjusted net income per diluted share was $0.06 for the fiscal year ended December 28, 2024, as compared to adjusted net loss per diluted share of $(0.11) for the fiscal year ended December 30, 2023. See "Non-GAAP Financial Measures - Adjusted net income (loss) and Adjusted net income (loss) per diluted share" below.

Adjusted EBITDA was $183.6 million, or 9.1% of revenue, for the fiscal year ended December 28, 2024, as compared to $139.2 million, or 7.3% of revenue, for the fiscal year ended December 30, 2023, an increase of $44.4 million or 31.9%. See "Non-GAAP Financial Measures - EBITDA and Adjusted EBITDA" below.

Liquidity, Cash Flow, and Debt

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As of December 28, 2024, we had cash of $84.3 million and incremental borrowing capacity of $37.9 million under our securitization facility. Our revolver was undrawn, with approximately $138.0 million of borrowing capacity and approximately $32.3 million of outstanding letters of credit.
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2024 net cash provided by operating activities was $32.6 million. Free cash flow was $25.7 million for 2024. See “Non-GAAP Financial Measures - Free cash flow” below.
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As of December 28, 2024 we had bank debt of $1,474.3 million. Our interest rate exposure under our credit facilities is currently hedged with the following instruments:
o
$520.0 million notional amount of interest rate swaps that convert variable rate debt to a fixed rate, and
o
$880.0 million notional amount of interest rate caps that cap our exposure to SOFR at 2.96%.

Matt Buckhalter, Chief Financial Officer, commented “I'm pleased to report 8.6% revenue growth and a 42.8% increase in Adjusted EBITDA compared to the prior year fourth quarter. Strategic cost reductions have played a key role in driving profitability, alongside the success of our preferred payor strategy and improvements in rates from our Government Affairs efforts. Our operating cash flow and free cash flow ended the year on a positive note, reinforcing the success of our strategy and emphasizing the ongoing strength of the business. Given our strong performance in fiscal 2024, we are providing full year 2025 guidance of a revenue range of $2.10 - $2.12 billion and an adjusted EBITDA range of $190 - $194 million. We expect continued organic volume growth, improved clinical outcomes, and enhanced profitability into 2025.”

Full Year 2025 Guidance

The following is our guidance reflecting our current expectations for revenue and Adjusted EBITDA for the full fiscal year 2025 (year ending January 3, 2026):

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Revenue of between $2.10 - $2.12 billion

Consistent with prior practice, we are not providing guidance on net income at this time due to the volatility of certain required inputs that are not available without unreasonable efforts, including future fair value adjustments associated with our interest rate swaps and caps.

•
Adjusted EBITDA of between $190 - $194 million

Non-GAAP Financial Measures

In addition to our results of operations prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), we also evaluate our financial performance using EBITDA, Adjusted EBITDA, Field contribution, Field contribution margin, Adjusted net income or loss, Adjusted net income or loss per diluted share, and Free cash flow. Given our determination of adjustments in arriving at our computations, these non-GAAP measures have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP. The reconciliations of these non-GAAP financial measures to their most directly comparable GAAP measures are included in the financial tables below.

EBITDA and Adjusted EBITDA

EBITDA and Adjusted EBITDA are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as net income or loss. Rather, we present EBITDA and Adjusted EBITDA as supplemental measures of our performance. We define EBITDA as net income or loss before interest expense, net; income tax benefit (expense); and depreciation and amortization. We define Adjusted EBITDA as EBITDA, adjusted for the impact of certain other items that are either non-recurring, infrequent, non-cash, unusual, or items deemed by management to not be indicative of the performance of our core operations, including impairments of goodwill, intangible assets, and other long-lived assets; non-cash, share-based compensation; loss on extinguishment of debt; fees related to debt modifications; the effect of interest rate derivatives; acquisition-related and integration costs; legal costs and settlements associated with acquisition matters; restructuring costs; other legal matters; and other system transition costs, professional fees and other costs. As non-GAAP financial measures, our computations of EBITDA and Adjusted EBITDA may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of this measure impracticable.

We believe our computations of EBITDA and Adjusted EBITDA are helpful in highlighting trends in our core operating performance. In determining which adjustments are made to arrive at EBITDA and Adjusted EBITDA, we consider both (1) certain non-recurring, infrequent, non-cash or unusual items, which can vary significantly from year to year, as well as (2) certain other items that may be recurring, frequent, or settled in cash but which we do not believe are indicative of our core operating performance. We use EBITDA and Adjusted EBITDA to assess operating performance and make business decisions.

We have incurred substantial acquisition-related costs and integration costs. The underlying acquisition activities take place over a defined timeframe, have distinct project timelines and are incremental to activities and costs that arise in the ordinary course of our business. Therefore, we believe it is important to exclude these costs from our Adjusted EBITDA because it provides us a normalized view of our core, ongoing operations after integrating our acquired companies, which we believe is an important measure in assessing our performance.

Field contribution and Field contribution margin

Field contribution and Field contribution margin are non-GAAP financial measures and are not intended to replace financial performance measures determined in accordance with GAAP, such as gross margin and gross margin percentage. Rather, we present Field contribution and Field contribution margin as supplemental measures of our performance. We define Field contribution as gross margin less branch and regional administrative expenses. Field contribution margin is Field contribution as a percentage of revenue. As non-GAAP financial measures, our computations of Field contribution and Field contribution margin may vary from similarly termed non-GAAP financial measures used by other companies, making comparisons with other companies on the basis of these measures impracticable.

Field contribution and Field contribution margin have limitations as analytical tools and should not be considered in isolation or as substitutes or alternatives to gross margin, gross margin percentage, net income or loss, revenue, operating income or loss, cash flows from operating activities, total indebtedness or any other financial measures calculated in accordance with GAAP.

Management believes Field contribution and Field contribution margin are helpful in highlighting trends in our core operating performance and evaluating trends in our branch and regional results, which can vary from year to year. We use Field contribution and Field contribution margin to make business decisions and assess the operating performance and results delivered by our core field operations, prior to corporate and other costs not directly related to our field operations. These metrics are also important because they guide us in determining whether or not our branch and regional administrative expenses are appropriately sized to support our caregivers and direct patient care operations. Additionally, Field contribution and Field contribution margin determine how effective we are in managing our field supervisory and administrative costs associated with supporting our provision of services and sale of products.

Adjusted net income (loss) and Adjusted net income (loss) per diluted share

Adjusted net income (loss) represents net income (loss) as adjusted for the impact of GAAP income tax, goodwill, intangible and other long-lived asset impairment charges, non-cash share-based compensation expense, loss on extinguishment of debt, interest rate derivatives, acquisition-related costs, integration costs, legal costs, restructuring costs, other legal matters, other system transition costs, professional fees and certain other miscellaneous items on a pre-tax basis. Adjusted net income (loss) includes a provision for income taxes derived utilizing a combined statutory tax rate. The combined statutory tax rate is our estimate of our long-term tax rate. The most comparable GAAP measure is net income (loss).

Adjusted net income (loss) per diluted share represents adjusted net income (loss) on a per diluted share basis using the weighted-average number of diluted shares outstanding for the period. The most comparable GAAP measure is net income (loss) per share, diluted.

Adjusted net income (loss) and adjusted net income (loss) per diluted share are important to us because they allow us to assess financial results, exclusive of the items mentioned above that are not operational in nature or comparable to those of our competitors.

Free cash flow

Free cash flow is a liquidity measure that represents operating cash flow, adjusted for the impact of purchases of property, equipment and software, principal payments on term loans, notes payable and financing leases, and settlements with swap counterparties. The most comparable GAAP measure is cash flow from operations.

We believe free cash flow is helpful in highlighting the cash generated or used by the Company, after taking into consideration mandatory payments on term loans, notes payable and financing leases, as well as cash needed for non-acquisition related capital expenditures, and cash paid to or received from derivative counterparties.

Conference Call

Aveanna will host a conference call on Thursday, March 13, 2025, at 10:00 a.m. Eastern Time to discuss our fourth quarter results. The conference call can be accessed live over the phone by dialing 1-877-407-0789, or for international callers, 1-201-689-8562. A telephonic replay of the conference call will be available until March 20, 2025, by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13750192. A live webcast of our conference call will also be available under the Investor Relations section of our website: https://ir.aveanna.com/. The online replay will also be available for one week following the call.

Forward-Looking Statements

Certain matters discussed in this press release constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All statements (other than statements of historical facts) in this press release regarding our prospects, plans, financial position, business strategy and expected financial and operational results may constitute forward-looking statements. Forward-looking statements generally can be identified by the use of terminology such as “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “seek,” “will,” “may,” “should,” “would,” “predict,” “project,” “potential,” “continue,” “could,” “design,” “guidance,” or the negatives of these terms or variations of them or similar expressions. These statements are based on certain assumptions that we have made in light of our experience in the industry as well as our perceptions of historical trends, current conditions, expected future developments and other factors we believe are appropriate in these circumstances. These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. Forward-looking statements involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied by such forward-looking statements, such as our ability to successfully execute our growth strategy, including through organic growth and the completion of acquisitions, effective integration of the companies we acquire, unexpected costs of acquisitions and dispositions, the possibility that expected cost synergies may not materialize as expected, the failure of Aveanna or the companies we acquire to perform as expected, estimation inaccuracies in revenue recognition, our ability to drive margin leverage through lower costs, unexpected increases in SG&A and other expenses, changes in reimbursement, changes in government regulations, changes in Aveanna’s relationships with referral sources, increased competition for Aveanna’s services or wage inflation, the failure to retain or attract employees, changes in the interpretation of government regulations or discretionary determinations made by government officials, uncertainties regarding the outcome of rate discussions with managed care organizations and our ability to effectively collect our cash from these organizations, changes in the case-mix of our patients, as well as the payor mix and payment methodologies, legal proceedings, claims or governmental inquiries, our ability to effectively collect and submit data required under Electronic Visit Verification regulations, our ability to comply with the terms and conditions of the CMS Review Choice Demonstration program, our ability to effectively implement and transition to new electronic medical record systems or billing and collection systems, a failure to maintain the security and functionality of our information systems or to defend against or otherwise prevent a cybersecurity attack or breach, changes in tax rates, our substantial indebtedness, the impact of adverse weather, the impact to our business operations, and other risks set forth under the heading “Risk Factors” in Aveanna’s Annual Report on Form 10-K for its 2024 fiscal year filed with the Securities and Exchange Commission on March 13, 2025, which is available at www.sec.gov. In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may prove to be incorrect or imprecise. Accordingly, forward-looking statements included in this press release do not purport to be predictions of future events or circumstances, and actual results may differ materially from those expressed by forward-looking statements. All forward-looking statements speak only as of the date made, and Aveanna undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

About Aveanna Healthcare

Aveanna Healthcare is headquartered in Atlanta, Georgia and has locations in 34 states providing a broad range of pediatric and adult healthcare services including nursing, rehabilitation services, occupational nursing in schools, therapy services, day treatment centers for medically fragile and chronically ill children and adults, home health and hospice services, as well as delivery of enteral nutrition and other products to patients. The Company also provides case management services in order to assist families and patients by coordinating the provision of services between insurers or other payers, physicians, hospitals, and other healthcare providers. In addition, the Company provides respite healthcare services, which are temporary care provider services provided in relief of the patient’s normal caregiver. The Company’s services are designed to provide a high quality, lower cost alternative to prolonged hospitalization. For more information, please visit www.aveanna.com.

Cash Flow and Information about Indebtedness

The following table sets forth a summary of our cash flows from operating, investing, and financing activities for the periods presented:

	For the fiscal years ended
(dollars in thousands)	December 28, 2024	December 30, 2023
Net cash provided by operating activities	$32,637	$22,672
Net cash used in investing activities	$(6,319)	$(8,794)
Net cash provided by financing activities	$14,028	$10,847
Cash and cash equivalents at beginning of period	$43,942	$19,217
Cash and cash equivalents at end of period	$84,288	$43,942

The following table presents our long-term indebtedness as of December 28, 2024:

(dollars in thousands)
Instrument	Interest Rate	December 28, 2024
2021 Extended Term Loan (1)	S + 3.75%	$890,550
Second Lien Term Loan (1)	S + 7.00%	415,000
Revolving Credit Facility (1)	S + 3.75%	-
Securitization Facility	S + 3.15%	168,750
Total indebtedness		$1,474,300
(1) S = Greater of 0.50% or one-month SOFR, plus a CSA

Results of Operations

The following table summarizes our consolidated results of operations for the periods indicated (amounts in thousands, except per share data):

	For the three-month periods ended		For the fiscal years ended
	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Revenue	$519,872	$478,841	$2,024,506	$1,895,209
Cost of revenue, excluding depreciation and amortization	348,150	330,393	1,388,964	1,299,777
Branch and regional administrative expenses	88,744	87,011	352,814	360,978
Corporate expenses	33,421	28,299	125,402	113,034
Goodwill impairment	-	-	-	105,136
Depreciation and amortization	2,446	3,284	10,778	13,778
Acquisition-related costs	1,340	-	1,490	466
Other operating expense (income)	-	561	5,271	(6,032)
Operating income	45,771	29,293	139,787	8,072
Interest income	201	89	498	327
Interest expense	(38,097)	(39,704)	(156,602)	(153,246)
Other income (expense)	19,060	(21,273)	21,389	5,851
Income (loss) before income taxes	26,935	(31,595)	5,072	(138,996)
Income tax benefit (expense)	2,245	5,859	(16,001)	4,472
Net income (loss)	$29,180	$(25,736)	$(10,929)	$(134,524)
Net income (loss) per share:
Net income (loss) per share, basic	$0.15	$(0.13)	$(0.06)	$(0.71)
Weighted average shares of common stock outstanding, basic	193,369	190,928	192,893	189,956
Net income (loss) per share, diluted	$0.14	$(0.13)	$(0.06)	$(0.71)
Weighted average shares of common stock outstanding, diluted	203,863	190,928	192,893	189,956

The following tables summarize our consolidated key performance measures, including Field contribution and Field contribution margin, which are non-GAAP measures, for the periods indicated:

	For the three-month periods ended
(dollars in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$519,872	$478,841	$41,031	8.6%
Cost of revenue, excluding depreciation and amortization	348,150	330,393	17,757	5.4%
Gross margin	$171,722	$148,448	$23,274	15.7%
Gross margin percentage	33.0%	31.0%
Branch and regional administrative expenses	88,744	87,011	1,733	2.0%
Field contribution	$82,978	$61,437	$21,541	35.1%
Field contribution margin	16.0%	12.8%
Corporate expenses	$33,421	$28,299	$5,122	18.1%
As a percentage of revenue	6.4%	5.9%
Operating income	$45,771	$29,293	$16,478	56.3%
As a percentage of revenue	8.8%	6.1%

	For the fiscal years ended
(dollars in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$2,024,506	$1,895,209	$129,297	6.8%
Cost of revenue, excluding depreciation and amortization	1,388,964	1,299,777	89,187	6.9%
Gross margin	$635,542	$595,432	$40,110	6.7%
Gross margin percentage	31.4%	31.4%
Branch and regional administrative expenses	352,814	360,978	(8,164)	-2.3%
Field contribution	$282,728	$234,454	$48,274	20.6%
Field contribution margin	14.0%	12.4%
Corporate expenses	$125,402	$113,034	$12,368	10.9%
As a percentage of revenue	6.2%	6.0%
Operating income	$139,787	$8,072	$131,715	NM
As a percentage of revenue	6.9%	0.4%

The following tables summarize our key performance measures by segment for the periods indicated:

	PDS
	For the three-month periods ended
(dollars and hours in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$422,191	$383,446	$38,745	10.1%
Cost of revenue, excluding depreciation and amortization	298,560	279,870	18,690	6.7%
Gross margin	$123,631	$103,576	$20,055	19.4%
Gross margin percentage	29.3%	27.0%		2.3%	(4)
Hours	10,488	10,080	408	4.0%
Revenue rate	$40.25	$38.04	$2.21	6.1%	(1)
Cost of revenue rate	$28.47	$27.76	$0.71	2.7%	(2)
Spread rate	$11.78	$10.28	$1.50	15.4%	(3)

	HHH
	For the three-month periods ended
(dollars and admissions/episodes in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$54,423	$54,103	$320	0.6%
Cost of revenue, excluding depreciation and amortization	25,496	26,573	(1,077)	-4.1%
Gross margin	$28,927	$27,530	$1,397	5.1%
Gross margin percentage	53.2%	50.9%		2.3%	(4)
Home health total admissions (5)	8.5	9.2	(0.7)	-7.6%
Home health episodic admissions (6)	6.5	6.8	(0.3)	-4.4%
Home health total episodes (7)	11.2	11.3	(0.1)	-0.9%
Home health episodic mix (8)	76.5%	73.9%		2.6%
Home health revenue per completed episode (9)	$3,128	$3,064	$64	2.1%

	MS
	For the three-month periods ended
(dollars and UPS in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$43,258	$41,292	$1,966	4.8%
Cost of revenue, excluding depreciation and amortization	24,094	23,950	144	0.6%
Gross margin	$19,164	$17,342	$1,822	10.5%
Gross margin percentage	44.3%	42.0%		2.3%	(4)
Unique patients served (“UPS”)	89	90	(1)	-1.1%
Revenue rate	$486.04	$458.80	$27.24	5.9%	(1)
Cost of revenue rate	$270.72	$266.11	$4.61	1.7%	(2)
Spread rate	$215.33	$192.69	$22.63	11.6%	(3)

	PDS
	For the fiscal years ended
(dollars and hours in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$1,634,609	$1,518,811	$115,798	7.6%
Cost of revenue, excluding depreciation and amortization	1,190,148	1,095,091	95,057	8.7%
Gross margin	$444,461	$423,720	$20,741	4.9%
Gross margin percentage	27.2%	27.9%		-0.7%	(4)
Hours	41,562	39,818	1,744	4.4%
Revenue rate	$39.33	$38.14	$1.19	3.2%	(1)
Cost of revenue rate	$28.64	$27.50	$1.14	4.3%	(2)
Spread rate	$10.69	$10.64	$0.05	0.5%	(3)

	HHH
	For the fiscal years ended
(dollars and admissions/episodes in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$217,805	$218,628	$(823)	-0.4%
Cost of revenue, excluding depreciation and amortization	101,310	113,762	(12,452)	-10.9%
Gross margin	$116,495	$104,866	$11,629	11.1%
Gross margin percentage	53.5%	48.0%		5.5%	(4)
Home health total admissions (5)	36.9	40.1	(3.2)	-8.0%
Home health episodic admissions (6)	28.0	28.6	(0.6)	-2.1%
Home health total episodes (7)	46.2	45.5	0.7	1.5%
Home health episodic mix (8)	75.9%	71.3%		4.6%
Home health revenue per completed episode (9)	$3,099	$3,032	$67	2.2%

	MS
	For the fiscal years ended
(dollars and UPS in thousands)	December 28, 2024	December 30, 2023	Change	% Change
Revenue	$172,092	$157,770	$14,322	9.1%
Cost of revenue, excluding depreciation and amortization	97,506	90,924	6,582	7.2%
Gross margin	$74,586	$66,846	$7,740	11.6%
Gross margin percentage	43.3%	42.4%		0.9%	(4)
Unique patients served (“UPS”)	367	348	19	5.5%
Revenue rate	$468.92	$453.36	$15.56	3.6%	(1)
Cost of revenue rate	$265.68	$261.28	$4.40	1.7%	(2)
Spread rate	$203.24	$192.08	$11.16	6.1%	(3)

1)
Represents the period over period change in revenue rate, plus the change in revenue rate attributable to the change in volume.
2)
Represents the period over period change in cost of revenue rate, plus the change in cost of revenue rate attributable to the change in volume.
3)
Represents the period over period change in spread rate, plus the change in spread rate attributable to the change in volume.
4)
Represents the change in margin percentage year over year (or quarter over quarter).
5)
Represents home health episodic and fee-for-service admissions.
6)
Represents home health episodic admissions.
7)
Represents episodic admissions and recertifications.
8)
Represents the ratio of home health episodic admissions to home health total admissions.
9)
Represents Medicare revenue per completed episode.

The following table reconciles gross margin and gross margin percentage to Field contribution and Field contribution margin:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Gross margin	$171,722	$148,448	$635,542	$595,432
Branch and regional administrative expenses	88,744	87,011	352,814	360,978
Field contribution	$82,978	$61,437	$282,728	$234,454
Revenue	$519,872	$478,841	$2,024,506	$1,895,209
Field contribution margin	16.0%	12.8%	14.0%	12.4%

The following table reconciles net income (loss) to EBITDA and Adjusted EBITDA:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income (loss)	$29,180	$(25,736)	$(10,929)	$(134,524)
Interest expense, net	37,896	39,615	156,104	152,919
Income tax (benefit) expense	(2,245)	(5,859)	16,001	(4,472)
Depreciation and amortization	2,446	3,284	10,778	13,778
EBITDA	67,277	11,304	171,954	27,701
Goodwill, intangible and other long-lived asset impairment	(40)	723	5,264	107,945
Non-cash share-based compensation	4,983	3,014	17,465	13,158
Interest rate derivatives (1)	(19,131)	21,253	(21,351)	(5,612)
Acquisition-related costs (2)	1,340	-	1,490	466
Integration costs (3)	262	579	1,211	2,310
Legal costs and settlements associated with acquisition matters (4)	203	47	1,626	(4,749)
Restructuring (5)	618	2,318	5,405	8,051
Other legal matters (6)	241	96	1,353	(4,904)
Other system transition costs, professional fees and other (7)	(545)	(671)	(839)	(5,176)
Total adjustments	$(12,069)	$27,359	$11,624	$111,489
Adjusted EBITDA	$55,208	$38,663	$183,578	$139,190

The following table reconciles net income (loss) to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands, except share and per share data)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Net income (loss)	$29,180	$(25,736)	$(10,929)	$(134,524)
Income tax (benefit) expense	(2,245)	(5,859)	16,001	(4,472)
Goodwill, intangible and other long-lived asset impairment	(40)	723	5,264	107,945
Non-cash share-based compensation	4,983	3,014	17,465	13,158
Interest rate derivatives (1)	(19,131)	21,253	(21,351)	(5,612)
Acquisition-related costs (2)	1,340	-	1,490	466
Integration costs (3)	262	579	1,211	2,310
Legal costs and settlements associated with acquisition matters (4)	203	47	1,626	(4,749)
Restructuring (5)	618	2,318	5,405	8,051
Other legal matters (6)	241	96	1,353	(4,904)
Other system transition costs, professional fees and other (7)	(545)	(671)	(839)	(5,176)
Total adjustments	(14,314)	21,500	27,625	107,017
Adjusted pre-tax income (loss)	14,866	(4,236)	16,696	(27,507)
Income tax (expense) benefit on adjusted pre-tax income (loss) (8)	(3,717)	1,059	(4,174)	6,877
Adjusted net income (loss)	$11,149	$(3,177)	$12,522	$(20,630)
Weighted average shares outstanding, diluted (9)	203,863	190,928	199,349	189,956
Adjusted net income (loss) per diluted share (10)	$0.05	$(0.02)	$0.06	$(0.11)

The following footnotes are applicable to tables above that reconcile (i) net income (loss) to EBITDA and Adjusted EBITDA and (ii) net income (loss) to adjusted net income (loss).

1)
Represents valuation adjustments and settlements associated with interest rate derivatives that are not included in interest expense, net. Such items are included in other income (expense).
2)
Represents transaction costs incurred in connection with planned, completed, or terminated acquisitions, which include investment banking fees, legal diligence and related documentation costs, and finance and accounting diligence and documentation, as presented on the Company’s consolidated statements of operations.
3)
Represents (i) costs associated with our Integration Management Office, which focuses on our integration efforts and transformational projects such as systems conversions and implementations, material cost reduction and restructuring projects, among other things, of $0.2 million and $1.0 million for the three-month period and fiscal year ended December 28, 2024, respectively, and $0.4 million and $1.5 million for the three-month period and fiscal year ended December 30, 2023, respectively; and (ii) transitionary costs incurred to integrate acquired companies into our field and corporate operations of $0.1 million and $0.2 million for the three-month period and fiscal year ended December 28, 2024, and $0.2 million and $0.8 million for the three-month period and fiscal year ended December 30, 2023, respectively. Transitionary costs incurred to integrate acquired companies include IT consulting costs and related integration support costs; salary, severance and retention costs associated with duplicative acquired company personnel until such personnel are exited from the Company; accounting, legal and consulting costs; expenses and impairments related to the closure and consolidation of overlapping markets of acquired companies, including lease termination and relocation costs; costs associated with terminating legacy acquired company contracts and systems; and one-time costs associated with rebranding our acquired companies and locations to the Aveanna brand.
4)
Represents legal and forensic costs, as well as settlements associated with resolving legal matters arising during or as a result of our acquisition-related activities. This primarily includes (i) costs of $0.2 million and $1.1 million for the three-month period and fiscal year ended December 28, 2024, respectively, and $0.0 million and $0.3 million for the three-month period and fiscal year ended December 30, 2023, respectively, to comply with the U.S. Department of Justice, Antitrust Division’s grand jury subpoena related to nurse wages and hiring activities in certain of our markets, in connection with a terminated transaction, and (ii) release of reserve of $3.6 million for the fiscal year ended December 30, 2023, related to the settlement of a legal matter resulting from a 2020 acquisition.
5)
Represents costs associated with restructuring our branch and regional administrative footprint as well as our corporate overhead infrastructure costs in order to appropriately size our resources to current volumes, including: (i) branch and regional salary and severance costs; (ii) corporate salary and severance costs; and (iii) rent and lease termination costs associated with the closure of certain office locations. Restructuring costs also include compensation, severance and related benefits costs associated with an executive transition plan initiated in the first quarter of 2024.
6)
Represents activity related to accrued legal settlements and the related costs and expenses associated with certain judgments and arbitration awards rendered against the Company where certain insurance coverage is in dispute.
7)
Represents: (i) costs associated with the implementation of, and transition to, new electronic medical record systems, billing and collection systems, duplicative system costs while such transformational projects are in-process, and other system transition costs of $1.3 million for the fiscal year ended December 30, 2023, no such cost was recorded in other presented periods; (ii) a $5.1 million non-cash gain on the acquisition of certain business licenses and other net assets in the fiscal year ended December 30, 2023, there were no such gains recorded in any other periods, and (iii) other costs or (income) that are either non-cash or non-core to the Company’s ongoing operations of $(0.5) million and $(0.8) million for the three-month period and fiscal year ended December 28, 2024, respectively, and $(0.7) million and $(1.4) million for the three-month period and fiscal year ended December 30, 2023, respectively.
8)
Derived utilizing a combined statutory rate of 25% for the three-month periods and fiscal years ended December 28, 2024, and December 30, 2023, respectively, and applied to the respective adjusted pre-tax loss.
9)
Weighted average shares outstanding, diluted for the fiscal year ended December 28, 2024 includes 6.5 million additional dilutive shares that are not presented within our consolidated results of operations due to net loss for the fiscal year ended December 28, 2024, as their inclusion in calculating net loss per share would be antidilutive. The dilutive shares are included within the calculation of adjusted net income per dilutive share for fiscal year ended December 28, 2024 above, as their effect would have been dilutive.
10)
Adjustments used to reconcile net income (loss) per diluted share on a GAAP basis to adjusted net income (loss) per diluted share are comprised of the same adjustments, inclusive of the tax impact, used to reconcile net income (loss) to adjusted net income (loss) divided by the weighted-average diluted shares outstanding during the period.

The following table reconciles net income (loss) to adjusted net income (loss) and presents adjusted net income (loss) per diluted share:

	For the three-month periods ended				For the fiscal years ended
	December 28, 2024		December 30, 2023		December 28, 2024		December 30, 2023
(dollars in thousands)	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share	Dollars	Per Diluted Share
Net income (loss)	$29,180	$0.14	$(25,736)	$(0.13)	$(10,929)	$(0.06)	$(134,524)	$(0.71)
Total adjustments (1)	(14,314)	(0.07)	21,500	0.11	27,625	0.14	107,017	0.56
Income tax (benefit on adjusted pre-tax income (loss)	(3,717)	(0.02)	1,059	0.00	(4,174)	(0.02)	6,877	0.04
Adjusted net income (loss)	$11,149	$0.05	$(3,177)	$(0.02)	$12,522	$0.06	$(20,630)	$(0.11)

1) Total adjustments agrees to the net income (loss) to adjusted net income (loss) table above.

The table below reflects the increase or decrease, and aggregate impact, to the line items included on our consolidated statements of operations based upon the adjustments used in arriving at Adjusted EBITDA from EBITDA for the periods indicated.

	For the three-month periods ended		For the fiscal years ended
(dollars in thousands)	December 28, 2024	December 30, 2023	December 28, 2024	December 30, 2023
Cost of revenue, excluding depreciation and amortization	$281	$88	$738	$(4,424)
Branch and regional administrative expenses	1,682	667	7,071	6,796
Corporate expenses	3,688	4,760	18,443	15,388
Goodwill impairment	-	-	-	105,136
Acquisition-related costs	1,340	-	1,490	466
Other operating expense (income)	77	(146)	2,189	(8,882)
Other income (expense)	(19,137)	21,990	(18,307)	(2,991)
Total adjustments	$(12,069)	$27,359	$11,624	$111,489

The following table reconciles the net cash provided by operating activities to free cash flow:

For the fiscal year ended
(dollars in thousands)	December 28, 2024
Net cash provided by operating activities	$32,637
Purchases of property and equipment, and software	(6,319)
Principal payments of term loans	(9,200)
Principal payments of notes payable and financing lease obligations	(6,908)
Settlements with swap counterparties	15,489
Free cash flow	$25,699